Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of The Cheesecake Factory Incorporated of our report dated February 28, 2018 relating to the financial statements which appears in The Cheesecake Factory Incorporated’s Annual Report on Form 10-K for the year ended January 1, 2019.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

August 1, 2019